Exhibit 24

Power of Attorney

TO ALL PERSONS, let it be known that Eric K. Olson of SINTX Technologies, Inc. do hereby grant a limited power of attorney to Kevin J Ontiveros of Life Science Law, PC, as my Attorney-in-Fact.

The Attorney-in-Fact shall have full powers and authority to undertake all acts on behalf of me, including but not limited to, the rights related to SEC Compliance.

The Attorney-in-Fact hereby accepts this appointment subject to its terms and agrees to act and perform in said fiduciary capacity consistent with my best interests, as the Attorney-in-Fact deems advisable, and affirm and ratify all acts undertaken. The Limited Power of Attorney may be revoked by me at any time, and shall automatically be revoked upon my death, provided any person relying on this Power of Attorney before or after my death shall have full rights to accept the authority of my Attorney-in-Fact.

This power of attorney is executed on April 17, 2025 in the County of Salt Lake, State of Utah.

/s/ Eric K. Olson
Eric K. Olson

Company name SINTX Technologies, Inc.

Title:PResident and CEO

State of Utah	)
)
County of Salt Lake	)

On 4/21/2025, before me, a notary public, personally appeared Eric K. Olson, personally known to me (or provided to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity(ies), and that his signature on the instrument is the person(s), or entity upon behalf of which the person(s) acted, executed this instrument.

WITNESS my hand and official seal.

Signature of Notary